Exhibit 99.B(a)2.f

ARTICLES SUPPLEMENTARY FOR

SM&R INVESTMENTS, INC.

Re-Classification of Shares

Pursuant to the provisions of Section 2-208 of the Maryland General Corporation Law, SM&R Investments, Inc. (the “Corporation”) adopts the following Articles Supplementary:

Article One

The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

Article Two

The Corporation has six billion (6,000,000,000) shares of $0.01 par value common stock authorized.  The aggregate par value of the Corporation’s stock is sixty million dollars ($60,000,000).

Article Three

By unanimous written consent dated December 13, 2006, the Board of Directors of the Corporation, in accordance with Section 2-208 of the Maryland General Corporation Law and Article V(2) of the Corporation’s Amended and Restated Articles of Incorporation, authorized the re-classification of one billion (1,000,000,000) shares of the Corporation’s authorized and classified but unissued shares as follows:

Old Classification	New Classification

1,000,000,000 shares	1,000,000,000 shares
SM&R Primary Fund	SM&R Money Market Fund

Each of the shares of such series shall have a par value of one cent ($0.01).  Such shares shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption described in the Corporation’s Amended and Restated Articles of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 20th day of December, 2006.

ATTEST:	SM&R INVESTMENTS, INC.

/S/ TERESA AXELSON	By:	/S/ MICHAEL W. MCCROSKEY
Teresa E. Axelson, Secretary		Michael W. McCroskey, President

THE UNDERSIGNED, President of SM&R Investments, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/S/ MICHAEL W. MCCROSKEY
Michael W. McCroskey, President